Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this Amendment No. 2 to this Registration Statement on Form S-4 of North American Financial Holdings, Inc., related to its merger with Capital Bank Corporation, of our report dated March 15, 2011, with respect to the consolidated balance sheets of Green Bankshares, Inc. and subsidiaries as of December 31, 2010 and 2009, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2010, and to the reference to us under the heading “Experts” in such Registration Statement. Our report refers to a change, effective January 1, 2009, in the method of accounting for other-than-temporary impairments of debt securities in connection with the adoption of revised accounting guidance issued by the Financial Accounting Standards Board.

/s/ Dixon Hughes Goodman LLP

Dixon Hughes Goodman LLP

(formerly Dixon Hughes PLLC)

Asheville, North Carolina

December 23, 2011